Exhibit 99.1

For Immediate Release, Jan. 2, 2019

NW Natural Files First General Washington Rate Case in 10 Years

Request Follows a Decade of Declining Natural Gas Prices

Portland, Ore. Jan. 2, 2019 – NW Natural, a subsidiary of Northwest Natural Holding Company (NYSE: NWN), on Dec. 31, 2018 filed for a 12.6% base rate increase with the Washington Utilities and Transportation Commission (WUTC) to recover increased operating costs and investments in its distribution system since 2008.

“Average residential rates in Washington have actually dropped nearly 40% in the last 10 years due to declining natural gas prices, and customers there just received a 7.2% bill reduction on Nov. 1, 2018. Over that same time, Washington has become the fastest growing portion of our service territory, and we’ve invested $58.7 million to strengthen the system and support growth,” said David H. Anderson, president and CEO of NW Natural. “The decision to file this rate case was carefully considered and is a necessary step in our regulatory process to recover costs and continue serving these communities.”

In addition, NW Natural proposes the benefits of federal tax reform related to the Tax Cuts and Jobs Act (TCJA) be returned to Washington customers. This would result in a 2.4% reduction to customer rates for the first two years after the rate case.

If approved, the new rates would result in approximately $5.19 more a month for the average Washington residential customer using 56 therms. The typical commercial customer using 234 therms per month would see an average monthly bill increase of approximately $16.53.

NW Natural’s filing will be reviewed by the WUTC and other stakeholders. The process could take up to 11 months with new rates likely effective Dec. 1, 2019.

NW Natural serves approximately 84,000 customers in Southwest Washington.

About NW Natural

NW Natural provides natural gas service to approximately two million people in more than 140 communities through 740,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. It consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural is a subsidiary of Northwest Natural Holding Company, (NYSE: NWN) (NW Holdings), which is headquartered in Portland, Oregon and owns NW Natural, NW Natural Water Company, and other business interests and activities.

NW Natural is currently constructing a 2.5 Bcf regulated gas storage expansion of its 16 Bcf facility in Oregon to support renewables. NW Natural Holdings’ subsidiaries own and operate 31 Bcf of underground gas storage capacity.

NW Natural Water provides water distribution service to more than 22,000 people through 7,350 connections. To date, NW Natural Water has acquired four water distribution systems with one additional acquisition pending. Upon closing the transaction, cumulatively, NW Natural Water will serve nearly 42,000 people through 16,750 connections in the Pacific Northwest with total investments of approximately $67 million.

Forward-Looking Statements

This report, and other presentations made by NW Holdings and NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, assumptions, estimates, expectations, expenses, future events, investments, customer growth, financial results, financial position, revenue requirement, return on equity, rate base, recovery of pension expense and pension balancing account, treatment of historical TCJA amounts, asset management sharing, targeted capital structure, cost of capital, revenues and earnings, performance, decoupling, environmental remediation expense and recovery, timing or effects of future regulatory proceedings or future regulatory approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in Northwest Natural Gas Company’s most recent Annual Report on Form 10-K, as updated by subsequent filed reports, and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in such company’s and NW Holdings’ quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Natural Holdings, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

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Investor Contact: Nikki Sparley, 503-721-2530, n1s@nwnatural.com

Media Contact: Melissa Moore, 503-220-2436, msm@nwnatural.com